                                        Frontier Corporation
FRONTIER PRESS RELEASE                  180 South Clinton Avenue
                                        Rochester, New York 14646


DATE:     June 18, 1996

CONTACT:  Frontier Corporation
               John K. Purcell/716-777-7944 (media)
               Michele D. Sadwick/716-777-6021 (media)
               Philip H. Yawman/716-777-6179 (investors)

          EXCEL Communications
               Mary Bell/214-863-8730
               John J. McLaine/214-863-8749

SUMMARY:  FRONTIER AND EXCEL ANNOUNCE RESTRUCTURED NETWORK PACT


Rochester, New York -- June 18, 1996 -- Frontier Corporation and
EXCEL Communications announced today a restructuring of their agreement for the provisioning of EXCEL long distance services on the Frontier network.

     EXCEL has previously announced an interest in developing alternative carriers for its 1+ traffic which has grown more than 300 percent in the past year.

     The restructured agreement provides EXCEL the ability to diversify its 1+ service providers to accommodate its growth, in return for an expanded commitment to Frontier for the provision of enhanced services to EXCEL customers.

     Under the new contract, Frontier will eliminate the existing minimum monthly commitment for 1+ service, in exchange for an extension of the exclusivity for Frontier to carry enhanced services, which include calling card services and 800/PIN services. The current exclusivity covering enhanced services expiring April 30, 1998 will be extended until April 30, 1999 for existing customers as of the April 30, 1998 date. EXCEL will be free after April 30, 1998 to put new enhanced services customers on its own network or to use the network of other carriers.

     The announcement was made in a joint press release by EXCEL
Executive Vice President and Chief Financial Officer John J.
McLaine and Frontier Executive Vice President and Chief Financial
Officer Louis L. Massaro.

     McLaine said, "This agreement gives EXCEL the flexibility it needs to diversify its network carriers and to expand on the positive relationship we have enjoyed with Frontier." McLaine indicated that EXCEL intended to migrate 1+ traffic beginning within 60 days and to be completed by November of 1996.

     Massaro also praised the new agreement as "a good business decision for both companies." The new agreement, Massaro said gives, "EXCEL the flexibility it needs to meet its sensational growth and will continue to position Frontier as the provider of choice for their enhanced services."

     EXCEL Communications, Inc., (NYSE:ECI) is one of the fastest growing providers of long distance telecommunications services in the United States. The company offers its subscribers a variety of long distance telecommunications services and products under the EXCEL branded name, which include residential service, commercial service, 800 service, international service and calling cards. The company's services are marketed nationwide exclusively through a network of independent representatives.

     Frontier Corporation (NYSE:FRO) is the parent company whose long distance, local telephone and wireless communications subsidiaries provide a range of integrated services to customers. It was chartered in 1920 as Rochester Telephone Corporation. Frontier employs approximately 8,500 people and maintains offices in nearly 150 cities in the United States, Canada and the United Kingdom. With 2.1 billion in annual revenues, the corporation provided a total return to shareowners of 46 percent in 1995. The combined long distance revenues of Frontier's subsidiaries rank them fifth among long distance companies.

You can now receive a faxed copy of any Frontier Corporation press release dating back to June 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com